Exhibit 4.40

Framework Agreement on Deepened Strategic Cooperation for Year 2015

This Supplementary Agreement is made in Beijing on March 9, 2015 by and between:

Party A: Beijing Yisheng Leju Information Services Co., Ltd. (“Leju”)
Legal Representative: He Yinyu
Legal Address: Rooms 806 to 810 Ideal International Plaza, 58 North Sihuan West Road, Haidian District, Beijing
Contact Person: Yu Zhiqiang
Email: zhiqiang@leju.com

Party B: Beijing Baidu Netcom Science and Technology Co., Ltd. (“Baidu”)
Legal Representative: Liang Zhixiang
Contact Address: Capital Space, Block 12, Zhongguancun Software Park, 8 Northeast Wang Xi Road
Contact Person: Zhao Yingbin
Email: zhaoyingbin@baidu.com

WHEREAS

1          the Internet Channel Cooperation Agreement numbered 181015BD0120 as executed by the Parties in April, 2010;

2          the Framework Agreement on Deepened Strategic Cooperation numbered BAIDU11ADKJ0382 as executed by the Parties in June, 2011 (the “Original Strategic Cooperation Agreement”);

3          the Cooperation Agreement for Baidu Brands numbered 2113424 as executed by the Parties in July, 2011;

4          the Supplementary Agreement to the Framework Agreement on Deepened Strategic Cooperation (numbered BAIDU11ADKJ0382) and its Ancillary Cooperation Agreements, executed by the Parties in June, 2013.

Whereas the Parties have executed the abovementioned several cooperation agreements and entered into a strategic cooperation partnership, the Parties will continue deepening the strategic cooperation in the year 2015 and hereby agree as follows:

1          to further clarify and supplement the executed agreements:

According to Article 2.2.1 of the Supplementary Agreement to the Framework Agreement on Deepened Strategic Cooperation (numbered BAIDU11ADKJ0382) and its Ancillary Cooperation Agreements (which specifically refers to the supplementary agreement executed by the Parties in the previous year of cooperation), the Parties are willing to continue their cooperation until December 31, 2015. The Parties confirm that the cooperation will end on December 31, 2015, and the amount of cooperation from April 1, 2015 to December 31, 2015 shall remain unchanged at RMB 75 million; in addition, the Parties further confirm that Leju will contribute RMB 25 million at Baidu’s PC terminals and wireless terminals from March 31, 2015 to December 31, 2015. Therefore, during the existence of this Supplementary Agreement, the amount of cooperation between Leju and Baidu will reach RMB 100 million in aggregate.

(1)           The Parties agree that in an attempt to improve the user experience, the form to display the products of the brands under the existing cooperation will be optimized and upgraded to a “Smart Aladdin” form. The detailed method of optimization and template requirements will be determined by the Parties via email, and the Parties mutually acknowledge the contractual effect of the contents confirmed by the Parties with the final email.

(2)           Baidu shall guarantee the smooth transition and seamless connection of such optimization and adjustment to maximize the benefits of the Parties. In case of any doubt or inconsistency between the Parties with respect to the foregoing understanding, the Parties shall do their respective best efforts to resolve such doubt or inconsistency through communications and negotiations for purposes of sound cooperation.

2          Strategic Wireless Cooperation

(1)           The Parties will conduct full strategic cooperation in wireless platforms as of 2015.

(2)           Leju will act as a cooperative partner designated by Baidu Real Estate Direct Arrival, and the Parties will jointly formulate and develop the business functions and promotion of the Direct Arrival based on the characteristics of the sector to jointly develop the closed-loop transaction mode of the sector.

(3)           Leju will contribute resources in both Baidu’s PC terminals and wireless terminals simultaneously, including without limitation the wireless keyword promotion, focused brand area at wireless terminals, Aladdin products at wireless terminals, etc. Meanwhile, the Parties will also cooperate in such products as alliance resources, APP distribution and LBS, so as to jointly explore new modes of wireless marketing, provide the merchants with more approaches of sale and exposure, provide the requesting users with fast and convenient information contents and develop a bridge between persons and services.

(4)           With respect to the RMB 25 million to be contributed by Leju at Baidu’s PC and wireless terminals pursuant to Article 1, paragraph (1), the Parties will separately enter into a new agreement to provide for details with this Supplementary Agreement used as guidelines. The detailed method for allocation of resources and payment of amounts shall be subject to the new agreement.

3          Payment

(1)           The total amount for the overall cooperation involved in this Agreement shall be RMB 100 million.

(2)           Out of the foregoing total amount of cooperation, RMB 75 million shall be paid as follows:

RMB 25 million to be paid on April 1, 2015,

RMB 25 million to be paid on July 1, 2015,

RMB 25 million to be paid on October 1, 2015.

(3)           The means of payment for the cooperative resources in the amount of RMB 25 million shall be separately agreed by the Parties in the new agreement.

4          This Agreement, being the latest version of the supplementary agreement to the Original Strategic Cooperation Agreement and its ancillary agreements, shall take effect together with, and be equally binding as, the Original Strategic Cooperation Agreement and its ancillary agreements, and shall not take effect alone; in case of any inconsistency between the Original Strategic Cooperation Agreement and its ancillary agreements and this Supplementary Agreement, this Supplementary Agreement shall prevail.

5          Any disputes arising from this Supplementary Agreement shall be resolved through amicable negotiations between the Parties; in case the negotiations fail, the dispute shall be submitted to the People’s Court of Haidian District for resolution.

6          This Agreement shall take effect upon signed and stamped by both Parties in two counterparts, one for each Party, which shall be equally binding.

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Signature Page

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The Parties hereby execute this Framework Agreement at the time and in the place first written above.

Party A: /seal/ Beijing Yisheng Leju Information Services Co., Ltd. (seal)

Authorized representative:	/s/Yinyu He
Title:
Date:

Party B: /seal/ Beijing Baidu Netcom Science and Technology Co., Ltd (seal)
Authorized representative:	/s/
Title:
Date: